September 23, 1997

Mr. Lawrence A. Weinbach
c/o Unisys Corporation
P. O. Box 500
Township Line and Union Meeting Roads
Blue Bell, Pennsylvania  19424


Dear Mr. Weinbach:

I am pleased to offer you the position of Chairman of the Board, President and Chief Executive Officer of Unisys Corporation (the "Corporation" or "Unisys"). This letter agreement (the "Agreement") describes the terms and conditions of your employment with the
Corporation:

1. Base Salary. You will serve as Chairman of the Board, President and Chief Executive Officer of the Corporation at a base salary at the annual rate of not less than $1,200,000 per year. Your base salary level will be reviewed periodically, but no less frequently than annually, by the Compensation and Organization Committee (the "Committee") of the Board of Directors or its successor.

2. Annual Bonus. (a) You will participate in the Executive Variable Compensation ("EVC") Plan (or any successor bonus plan) and your target will not be less than 100% of your annual paid salary. The actual EVC paid to you, if any, will be determined by the Committee in its sole discretion and will be based on such factors as it deems appropriate. Your actual EVC payments, if any, will be made in cash at the time of the award, subject to your election to defer receipt of all or any portion of the EVC award in accordance with the terms of the Deferred Compensation Plan for Officers of Unisys Corporation (or any successor deferred compensation program).

  (b) For the 1997 EVC award year you will be guaranteed a minimum EVC payout equal to 100% of the base salary amounts paid to you in 1997, provided that you continue to be employed by the Corporation through the 1997 EVC payout date. For the 1998 and 1999 EVC award years, you will be guaranteed a minimum EVC payout equal to 100% of the base salary paid to you in each year, provided that you continue to be employed by the Corporation through the applicable EVC payout date for each of those years.

  (c) Promptly after your first day of employment with the Corporation, you will receive a one-time bonus of $1,500,000, payable to you in cash.

3. Long-Term Incentive Awards. (a) You will be eligible to receive stock option awards under the terms of the 1990 Long-Term Incentive Plan (or any successor stock option plan) and will receive stock option awards in each year in which such awards are made to other executive officers generally. You will also be eligible to receive long-term performance awards and restricted share awards under the terms of the 1990 Long-Term Incentive Plan (or any successor thereto) in each year in which such awards are made to executive officers generally.

  (b) Effective as of your first day of employment, you will be awarded a stock option grant under the terms of the 1990 Long-Term Incentive Plan for 1,000,000 shares of Unisys common stock, which grant will vest 25% (of the original grant) after one year, 50% (of the original grant) after two years, 75% (of the original grant) after three years and 100% (of the original grant) after four years from the effective date of the grant. The exercise price for the grant will be the Fair Market Value (as defined in the 1990 Long-Term Incentive Plan) of Unisys common stock on the date of grant.

  (c) Effective as of your first day of employment, you will receive a restricted share grant for a number of shares of Unisys common stock having a value of $2,000,000, based on the Fair Market Value (as defined in the 1990 Long-Term Incentive Plan) of Unisys common stock on your first day of employment. The restricted share grant will be made under the terms of the 1990 Long-Term Incentive Plan and will vest 25% on your first day of employment, 50% (of the original grant) after one year, 75% (of the original grant) after two years, and 100% (of the original grant) after three years from your first day of employment. Unless otherwise provided in this Agreement, you will forfeit any remaining unvested portion of the restricted share grant upon your termination of employment or in the event that you do not continue to own a number of unrestricted shares of Unisys common stock equal to the "Purchased Shares" (as defined in Section 4). You agree that you will not sell the shares that become unrestricted as a result of the vesting of the restricted share grant made under this Section 3(c) before the earlier of (i) six months following the date on which the shares become unrestricted or (ii) your termination of employment, provided that such sale is in compliance with applicable law.

  (d) In each year in which you recognize income as a result of the total or partial vesting of the restricted share grant made under Section 3(c), you will be entitled to receive an additional payment (a "Section 3 Gross-Up Payment") in an amount such that after payment by you of all federal, state and local taxes, including any income taxes imposed upon the Section 3 Gross-Up Payment, you retain an amount of the Section 3 Gross-Up Payment equal to the federal, state and local taxes imposed on the income, including the Section 3 Gross-Up Payment, so recognized in such year.

4. Stock Purchase Obligation. On your first day of employment, you will pay to the Corporation $1,000,000 in cash in exchange for shares of Unisys common stock having a value of $1,000,000 (based on the Fair Market Value (as defined in the 1990 Long-Term Incentive Plan) of Unisys common stock on such date). The number of shares purchased by you under this Section 4 will be referred to as the "Purchased Shares".

5. Benefit Programs; Perquisites. (a) You will receive all the supplemental executive benefits associated with the position of Chairman, President and Chief Executive Officer, including a company car allowance of $900 per month. You also will be eligible for a membership in two approved luncheon clubs, an annual executive physical, supplemental life insurance equal to four times annual base salary plus target EVC (in addition to the Corporation's Group Term Life Insurance), post-retirement life insurance of $1,000,000, umbrella personal liability insurance up to $5,000,000 and contribution toward financial counseling services of $12,000 for the first year and $7,200 per year thereafter. In addition, you and your eligible dependents will be eligible to participate in all basic retirement, welfare (including post-retirement medical) and other benefit arrangements generally applicable to executive officers, in accordance with the terms of such arrangements. You will be entitled to receive four weeks of vacation each year. Reasonable expenses associated with the performance of the duties of your position will be reimbursed in accordance with normal Unisys policies. You are also eligible to join a country club of your choice and Unisys will pay your initiation fees and annual dues. Unisys shall reimburse you for reasonable legal expenses incurred by you in negotiating this Agreement.

6. Relocation. You agree to establish a residence in the Philadelphia area and you will be eligible for the benefits provided under the Unisys Moving and Relocation Policy. In addition, Unisys will reimburse you for the reasonable cost of a temporary residence in the Philadelphia area for up to one year and for the reasonable cost of commuting to and from New York once a week for up to one year. Notwithstanding anything in the Unisys Moving and Relocation Policy to the contrary, Unisys agrees that
(i) you will be eligible for relocation marketing and housing sale assistance with respect to either your Weston, Connecticut residence or your New York City apartment (but not both); (ii) you will be eligible to move household goods from either the Connecticut residence or the New York City apartment (or both) to the Philadelphia area; (iii) you will be eligible to make a reasonable number of house-hunting trips in connection with your relocation; and (iv) relocation amounts payable to you pursuant to this Section 6 shall be grossed-up for federal, state and local income taxes in amounts such that after payment by you of all such taxes on the reimbursement amount and the gross-up payment, you retain an amount equal to the reimbursement.

7.  Supplemental Pension.

  (a) You will be entitled to a pension benefit for your life that will be fully vested as of your first day of employment determined as follows:

Full Years of Service  Annual Accrued Benefit

0-3  $   350,000
4  $   570,000
5  $   710,000
6  $   860,000
7 or more  $1,000,000


Anything herein to the contrary notwithstanding, if at any time prior to the second anniversary of your first day of employment (i) you are terminated for "cause" (as defined in Section 10(c)) or (ii) you terminate your employment for other than "good reason" (as defined in Section 10(c)), you will forfeit the benefit accrued under the schedule above, and you will not be entitled to receive any benefit under the Unisys Elected Officer Pension Plan.

  (b) If you die prior to commencement of your benefit under Section 7, your spouse will be entitled to a life annuity under this Section 7 equal to 50% of the pension to which you would have been entitled (less any amounts due alternate payees under any qualified domestic relations orders) assuming you had retired and had been receiving retirement payments at the time of your death based on your credited service to that date. Such survivor's benefit shall be offset by any other survivor's pension benefit provided to your spouse under any other Unisys pension plan.

  (c) Except as otherwise provided in this Section 7, your pension benefit shall be determined in accordance with the provisions of the Unisys Elected Officer Pension Plan as in effect on the date of this Agreement, provided, however, that (i) service on the board of directors of other companies will not cause a suspension or forfeiture of benefits under Section 6.04 of the Unisys Elected Officer Pension Plan; (ii) service as an employee of or consultant to an entity a unit of which is in competition with Unisys will not cause a suspension or forfeiture of benefits under Section 6.04 of the Unisys Elected Officer Pension Plan, provided that it can be demonstrated to the reasonable satisfaction of the Committee that procedures are in place to assure that the unit that is in competition with Unisys and any director, officer, employee, consultant or other representative of such unit cannot directly or indirectly avail itself of your services, (iii) service as an employee of or consultant to an entity that provides consulting services to other entities, one or more of which are in competition with Unisys, will not cause a suspension or forfeiture of benefits under Section 6.04 of the Unisys Elected Officer Pension Plan, provided that it can be demonstrated to the reasonable satisfaction of the Committee that procedures are in place to assure that no entity that is in competition with Unisys nor any director, officer, employee, consultant or other representative of such unit can directly or indirectly avail itself of your services, (iv) "cause" in Section 6.04(b) shall be deemed to be defined as provided in this Agreement; and (v) no activity in which you engage while employed under this Agreement which you have undertaken in the good faith belief that it is in the best interests, or that it is not opposed to the best interests of Unisys, shall be deemed the basis for suspending or forfeiting your benefits under Section 6.04 of the Unisys Elected Officer Pension Plan.

  (d) Notwithstanding anything to the contrary, if any provision of this Agreement is inconsistent with any term of the Unisys Elected Officer Pension Plan, including without limitation Section 6.04, the terms of this Agreement shall prevail, and if such plan is terminated, it shall be deemed to continue for purposes of providing the benefit in this Section 7.

8. Service on Other Boards. During the term of your employment hereunder, you will render substantially all of your business time to the business affairs of the Corporation. You may serve on the board of directors of other companies and non-profit organizations as expressly approved by the Board of Directors in its discretion.

9. Death or Disability. If you die or your termination of employment is due to your becoming "disabled", you or your estate will be entitled to the following:

  (a) All restrictions on any outstanding restricted stock grant will immediately lapse;

  (b) An EVC award for the year in which you terminate employment in an amount equal to a pro rata portion, based on the period of service rendered in such year, of (i) the EVC amount paid for the previous year or (ii) the guaranteed EVC described in Section 2(b) if termination occurs in 1997 or 1998;

  (c) Any benefits available under the retirement, welfare, incentive, fringe benefit, deferred compensation and perquisite programs generally available to executive officers upon disability or death; and

  (d) Any benefits available under Section 7, provided, however, that if your termination is due to disability, you will continue to accrue service for purposes of calculating your benefit under Section 7 until the earlier to occur of (i) the date on which your disability ends or (ii) the date on which you commence receipt of benefits under the Unisys Elected Officer Pension Plan.

  You will be considered "disabled" if you meet the requirements for a long-term disability under the terms of the Unisys Long-Term Disability Plan, regardless of whether you participate in such plan. The determination of whether you are disabled shall be made by the claims administrator of the Unisys Long-Term Disability Plan in accordance with the procedures generally applicable under such plan. If you become disabled, you will be entitled to the benefits described in this Section 9 and not those described in Section 10.

10. Termination of Employment. (a) Your employment may be terminated by the Corporation at any time with or without cause. In the event that you are terminated for "cause" (as defined below) or you terminate your employment for other than "good reason" (as defined below), no further amounts will be paid to you hereunder except as otherwise provided under
Section 7 of this Agreement and under the normal terms of the retirement, welfare, incentive, fringe, and perquisite programs in which you participated at your date of termination.

  (b) Upon termination by the Corporation without cause or your termination for good reason, you will be entitled to the following:

  (1) An amount equal to 100% of the base salary (at its then current rate on the date of termination) payable for the remaining term of employment hereunder as if you had continued to work through such remaining term of employment, but in no event less than one year's base salary. Such termination payments will be paid in the same manner and at the same times as the base salary payments would have been paid during employment and the period during which such payments are to be made will be referred to as the "Salary Continuation Period";

  (2) If termination of employment occurs prior to the EVC payout date for the previous EVC award year, an EVC payment for such previous award year in an amount determined under Section 2(a) or 2(b), as applicable and notwithstanding your termination of employment prior to the EVC payout date. Such payment will be made at the same time that such EVC payment would have been made had you continued to be employed;

  (3) An EVC payment for the year in which such termination occurs in an amount equal to your target EVC percentage as of your date of termination or, if such termination occurs in 1997 or 1998, 100% times the base salary paid to you in the year in which you terminated through your termination date. Such payment will be made promptly following your termination of employment;

  (4) An annual EVC award payable for the one-year period following your termination of employment in an amount equal to your target EVC percentage as of your date of termination times the payments made to you under Section 10(b)(1) during such one-year period. Such payment will be made promptly following the expiration of the one-year period;

  (5) Continued participation, at the same costs applicable to active employees, through the Salary Continuation Period, in the Unisys Medical and Dental Plans (or, if such participation is prohibited by applicable law or the terms of the plans, participation in arrangements that will provide benefits substantially similar to those available under the Unisys Medical and Dental Plans) for you and your eligible dependents, subject, however, to the generally applicable terms of such plans;

  (6) Immediate and full vesting in all stock options, restricted share and other awards made under the 1990 Long-Term Incentive Plan (or under any successor incentive plan thereto); for purposes of stock option, SAR and other equity-based award exercise rights under the 1990 Long-Term Incentive Plan (or any successor incentive plan thereto), you will be treated as if you had retired on your normal retirement date as of your date of termination; and

  (7) Your benefit under the Unisys Elected Officer Pension Plan, as modified under Section 7 of this Agreement, will be calculated as if you had continued to be employed for one year following your date of termination.

  (c) For purposes of this Section 10, "cause" means (i) your gross neglect of your duties or (ii) your commission of an act which the Board of Directors determines in good faith constitutes fraud, theft or dishonesty against the Corporation or any of its subsidiaries or affiliates, or (iii) your commission of a felony or a crime of moral turpitude. "Good reason" means (i) a reduction in your aggregate compensation target (base salary plus EVC target), as such amounts may be increased during the term of this Agreement or a material reduction of any employee benefit enjoyed by you, unless such reduction is due to a reduction in compensation or benefits generally applicable to executive officers or (ii) a reduction in your duties or authority, a change in reporting structure such that you report to someone other than the Board of Directors, or your removal as Chairman of the Board, President or Chief Executive Officer of the Corporation or its successor unless such reduction, change or removal is (x) for cause, as defined above, (y) is done with your written consent, or (z) is on account of your inability to substantially perform your duties for an aggregate of 90 days within any consecutive 12 month period due to your becoming "disabled" (within the meaning of the Unisys Long-Term Disability Plan, regardless of whether you participate in such plan and provided that such determination will be made by the claims administrator of the Unisys Long-Term Disability Plan after the 90-day period described in this Section 10(c)(ii)(2)), and provided that your resignation occurs within 90 days after such reduction, change or removal or (iii) the failure of the Corporation to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Corporation within 15 days after the effective date of a merger, consolidation, sale or similar transaction, unless you consent to the Corporation's not obtaining such assumption. Notwithstanding the foregoing, if there is a reduction in your duties or authority, a change in your reporting structure and/or you have been removed as Chairman, President and/or Chief Executive Officer as a result of becoming disabled under this Section 10(c)(ii)(2), but you do not qualify for long-term disability benefits under the Unisys Long-Term Disability Plan (regardless of whether you participate in such plan) after the six-month period required in the Plan, then you shall be entitled to terminate your employment for "good reason" provided that you make yourself available to return to work promptly after the determination is made that you are not "disabled" and further provided that upon your return to work, the Corporation does not restore the duties, authority, and/or reporting structure that were in place before you became disabled under this
Section 10(c)(ii)(2) and does not restore your position as Chairman, President and Chief Executive Officer.

  (d) The amounts payable to you under Section 10(b)(1) following your termination of employment will be reduced by the amount of cash compensation, if any, earned by you for services rendered to any other entity as an employee, independent contractor, consultant, officer, director, or in any other capacity, provided however, that (i) no such reduction will be applied during the two-year period following your termination of employment, and (ii) compensation earned by you for service as a director of any corporation will not cause such a reduction to the extent such compensation is based on the same fee structure as is received by all other directors thereof for Board service. You will promptly advise the Senior Vice President - Human Resources of the Corporation of any facts that could cause such a reduction in the amounts payable to you under Section 10(b)(1). Upon written notice from the Corporation, you will promptly reimburse to the Corporation any overpayments made to you as a result of your receipt of the cash compensation described in the first sentence of this Section 10(d), provided that the amount you are required to reimburse shall be on an after-tax basis (that is the amount determined, after taking into account any taxes incurred by you on such overpayment less the tax benefit, if any, you may derive from repayment to the Corporation). Notwithstanding anything herein to the contrary, you shall have no obligation to seek other employment.

  (e) At the time the parties enter into this Agreement, you and the Corporation will enter into an Executive Employment Agreement. Payments under this Agreement are not intended to duplicate payments under any other Unisys agreement or severance program, including, without limitation, your Executive Employment Agreement. To the extent that you may be entitled to receive duplicate payments under this and any other Unisys agreement or program, the provisions of that agreement or program which is most favorable to you or provides you with the greater benefit shall be effective.

11. Certain Additional Payments by the Corporation. (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Corporation to or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 11) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then you shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by you of all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments, including the Gross-up Payment.

  (b) Subject to the provisions of Section 11(c), all determinations required to be made under this Section 11, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young (the "Accounting Firm") which shall provide detailed supporting calculations both to the Corporation and you within 15 business days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by the Corporation. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change of control which has caused Section 4999 of the Code to be applicable, you shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. Any Gross-Up Payment, net of any taxes (including income and excise taxes) required to be withheld, as determined pursuant to this Section 11, shall be paid by the Corporation to you within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by you, it shall furnish you with a written opinion that failure to report the Excise Tax on your applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Corporation and you. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Corporation should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Corporation exhausts its remedies pursuant to Section 11(c) and you thereafter are required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to or for your benefit.

  (c) You shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after you are informed in writing of such claim and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30-day period following the date on which the IRS gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

  (i) give the Corporation any information reasonably requested by the Corporation relating to such claim,

  (ii) take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation,

  (iii) cooperate with the Corporation in good faith in order effectively to contest such claim, and

  (iv) permit the Corporation to participate in any proceedings relating to such claim;

provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses including without limitation, reasonable legal fees. Without limitation on the foregoing provisions of this Section 11(c), the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs you to pay such claim and sue for a refund, the Corporation shall advance the amount of such payment to you, on an interest-free basis and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporation's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

  (d) If, after the receipt by you of an amount advanced by the Corporation pursuant to Section 11(c), you become entitled to receive any refund with respect to such claim, you shall (subject to the Corporation's complying with the requirements of Section 11(c)) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by you of an amount advanced by the Corporation pursuant to Section 11(c), a determination is made that you shall not be entitled to any refund with respect to such claim and the Corporation does not notify you in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

12. Conduct after Termination. From and after the termination of your employment for any reason:

  (a) For a period equal to the greater of three years or the Salary Continuation Period, you shall not engage in or become employed as a business owner, employee, agent, representative or consultant in any activity which is in competition with any line of business of Unisys (or its subsidiaries or affiliates) existing as of your termination date, except with the express prior written consent of the Committee, provided, however, you shall be deemed not to be in competition for purposes of
Section 12 of this Agreement, (i) if you are an employee of or a consultant to an entity a unit of which is in competition with Unisys, provided that it can be demonstrated to the reasonable satisfaction of the Committee that procedures are in place to assure that any unit that is in competition with Unisys and any director, officer, employee, consultant or other representative of such unit cannot directly or indirectly avail itself or themselves of your services, (ii) if you are an employee of or a consultant to an entity that provides consulting services to other entities, one or more of which are in competition with Unisys, provided that it can be demonstrated to the reasonable satisfaction of the Committee that procedures are in place to assure that no entity that is in competition with Unisys nor any director, officer, employee, consultant or other representative of such unit can directly or indirectly avail itself or themselves of your services, or (iii) if you invest in securities which are listed for trading on a national exchange or NASDAQ and your investment does not exceed 1% of the issued and outstanding shares of stock;

  (b) You shall not negatively comment publicly or privately about Unisys (or its subsidiaries or affiliates), any of its products, services or other businesses, its present or past Board of Directors, its officers, or employees, nor shall you in any way discuss the circumstances of your termination of employment, except that you may give truthful testimony before a court or governmental agency;

  (c) For a period of two years, you shall not induce or attempt to induce any employee of Unisys (or any of its subsidiaries or affiliates) to render services for any other person, firm or business entity;

  (d) You shall not use, furnish or divulge to any other person, firm or business entity any confidential information relating to Unisys business (or that of any of its subsidiaries or affiliates), or any trade secrets, processes, contracts or arrangements involved in any such business, except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of Unisys or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order you to divulge, disclose or make accessible such information.

From and after the termination of your employment for any reason, Unisys agrees not to negatively comment publicly or privately about you or the circumstances of your termination of employment. You and Unisys mutually agree that the obligations contained in this Section 12 are reasonable and necessary for each party's mutual protection and that one party cannot be reasonably or adequately compensated in damages in an action at law in the event that the other party breaches such obligations. You and Unisys expressly agree that, in addition to any other rights or remedies which each may possess, each shall be entitled to injunctive and other equitable relief to prevent a breach of this Section 12 by the other party, including a temporary restraining order or temporary injunction from any court of competent jurisdiction restraining any threatened or actual violation, and you and Unisys each consents to the entry of such an order and injunctive relief and waives the making of a bond as a condition for obtaining such relief. Such right shall be cumulative in addition to any other legal or equitable rights and remedies the parties may have. In addition, in the event that you should materially breach your obligations under Section 12(b) or you should breach any other obligation described in this Section 12, Unisys shall have the right to terminate any remaining payments due under Section 10(b)(1) and (4).

13.  Term; Extension of Term.    The term of this Agreement is five years
commencing on September 23, 1997. On September 23, 2002 and on each succeeding September 23, the term of employment hereunder shall be extended by one additional year unless the Corporation provides to you or you provide to the Corporation, at least six months prior to the expiration of the then remaining term of the Agreement, written notice that the term will not be further extended, in which case the term of employment hereunder will end at the expiration of the then remaining term of employment hereunder, including any previous extension, and will not be further extended except by agreement of the Corporation and you.

14. Plan Documents; Code of Ethical Conduct. Each of the above-described benefits which are more fully described in an applicable Unisys plan document are subject to the terms of such plan document (as may be amended by Unisys from time to time) and, except as expressly provided in this agreement, each such plan document will govern the benefit payable hereunder and thereunder. In addition, you agree that the Unisys policies and procedures applicable to all Unisys employees, including, without limitation, the Unisys Code of Ethical Conduct, shall be applicable to you.

15. Successors. This agreement shall be binding upon Unisys and its successors and assigns.

16. Indemnification. You will be entitled to the indemnification rights contained in the Restated Certificate of Incorporation of Unisys
Corporation, dated July 25, 1997, as such may be amended from time to time. Unisys agrees to maintain directors and officers liability insurance covering you to the extent that Unisys provides such coverage for its other directors and officers.

17. Miscellaneous. Except for your Executive Employment Agreement of even date, this agreement constitutes the entire agreement between you and Unisys relating to your employment and additional matters provided for herein. This agreement supersedes all prior agreements, whether written or oral, between you and Unisys relating to your employment and additional matters provided for herein. No provision of this agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and the Chairman of the Committee or his designee. The validity, interpretation, construction and performance of this agreement shall be governed by the laws of the Commonwealth of Pennsylvania without giving effect to the provisions thereof relating to conflicts of laws.

18. Validity. The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement, which shall remain in full force and effect.

19. Arbitration. Any dispute or controversy arising under or in connection with this agreement shall be settled exclusively by arbitration in Philadelphia, Pennsylvania in accordance with the rules of the American Arbitration Association. Any arbitration award will be final and conclusive upon the parties, and a judgment enforcing such award may be entered in any court of competent jurisdiction. Costs of arbitration shall be borne by Unisys. Unless the arbitrator determines that you did not have a reasonable basis for asserting your position with respect to the dispute in question, Unisys shall also reimburse you for your reasonable attorneys' fees incurred with respect to any arbitration.

20. Corporate Authority. Unisys represents and warrants that it is fully authorized and empowered to enter into this Agreement. This Agreement has been authorized by the Board and approved by the Committee.

If the foregoing sets forth our agreement with you, please sign and return to us the enclosed copy of this Agreement.

Very truly yours,


UNISYS CORPORATION                         The foregoing is accepted:

By:  __________________________            ___________________________
     Kenneth A. Macke; Chairman            Lawrence A. Weinbach
     Compensation and Organization
     Committee
     Board of Directors